Exhibit 99.1

PRESS RELEASE

For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1215 (Todd) /212-896-1206 (Rob)
dbronicki@ormat.com	tfromer@kcsa.com / rfink@kcsa.com

ORMAT TECHNOLOGIES ANNOUNCES FINANCIAL CLOSING AND FIRST DRAWDOWN ON LONG-TERM DEBT FINANCING FOR THE EXPANSION OF OLKARIA III GEOTHERMAL POWER COMPLEX IN KENYA

The Loan is Provided by OPIC an agency of the US Government

(RENO, Nev.) November 11, 2012 — Ormat Technologies, Inc. (NYSE: ORA) announced today that OrPower 4, Inc., its indirect wholly owned subsidiary, has completed the financial closing of a previously announced limited-recourse project financing totaling up to $310 million for the Olkaria III geothermal power complex located in Naivasha, Kenya, with the Overseas Private Investment Corporation (OPIC), an agency of the United States Government.

On November 9, 2012, OrPower 4 Inc. received a disbursement of $85 million representing the full amount of Tranche I of the OPIC Loan, and a disbursement of $135 million from Tranche II of the OPIC Loan. The remaining amount of up to $45 million of Tranche II of the OPIC Loan is expected to be drawn over time prior to the commercial operation date of the Olkaria III expansion which is expected mid-2013, subject to customary conditions precedent.

Until commercial operation of the Olkaria III expansion, the interest rate on the OPIC loan proceeds is variable and reset weekly. The interest rate for the initial reset period is 2.94% per annum.

A third Tranche of the OPIC Loan in an amount of up to $45 million could be borrowed in the event that Ormat elects to construct an additional phase of up to 16 MW, subject to the requirements of the OPIC Loan documents.

“We appreciate OPIC’s commitment to expand the Olkaria III geothermal complex up to 100 MW that will provide reliable, base load, cost effective power to Kenya,” said Dita Bronicki, Ormat’s chief executive officer. “We hope to be able to continue to work together with OPIC on additional international projects generating clean renewable energy. The OPIC support for these projects enables us to obtain long term cost effective project financing, improve their economics and strengthen our balance sheet,” noted Ms. Bronicki.

About OPIC

OPIC is the U.S. Government’s development finance institution, OPIC provides financial products, such as loans and guaranties; political risk insurance; and support for investment funds, all of which help American businesses expand into emerging markets and solve critical development challenges.

About Ormat Technologies

Ormat Technologies, Inc. is a leading geothermal company and the only vertically-integrated company in the geothermal and recovered energy power business. The company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 82 U.S. patents. Ormat has engineered and built power plants that it currently owns or has supplied to utilities and developers worldwide, totaling over 1,500 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Jersey Valley, Mammoth, McGinness Hills, Ormesa, Puna, Steamboat, Tuscarora, OREG 1, OREG 2, OREG 3, and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.

Ormat’s Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2012 and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2012.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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